RESOLUTIONS OF THE BOARD OF
DIRECTORS OF PYROTEC, INC.

Present:

P. Desmond Brunton (Chairman of the Board)
D. Geno Brunton
Amy Roy-Haeger
Jeff Einhardt
Srinath Bramadesam
Lee Cunningham
Matthew Dekutoski

Date:

January 30, 2013

The Board of Directors for PyroTec, Inc., a Delaware corporation (the "Corporation") having received the Consent in Lieu of Shareholder Meeting dated January 21, 2013 (the "Shareholder Consent"), take the following action without a meeting pursuant to Article II, Section 2.8 of the Bylaws (all reference to Articles and Sections are related to the corresponding provisions of the Bylaws):

RESOLVED, pursuant to Article II, Section 2.2.3, Jon Dyer, Jeremy Morgan and Mark Rynearson are removed from the Board of Directors without prejudice as to any claims related to their respective Board Advisory Agreements (if any).

RESOLVED, pursuant to Article II, Section 2.2.1, D. Geno Brunton is hereby appointed a director on the Board of Directors and officer (appointment below). P. Desmond Brunton shall serve as Chairman of the Board pursuant to Article II, Section 2.7, and Jeff Einhardt as appointed as a director. All prior Board Advisory Agreements are ratified. Any future compensation packages are to be determined by the Board of Directors pursuant to Article II, Section 2.9.

RESOLVED, pursuant to Section 4.2, all prior officers are removed without cause, and the following individuals shall serve as officers subject to the duties and obligations of the particular position, as set forth in the Bylaws: D. Geno Brunton (President and Chief Executive Officer pursuant to Article IV, Section 4.5), Amy Roy-Haeger (Treasurer and Vice President of Finance pursuant to Article IV, Section 4.9), Mark Rynearson (Secretary pursuant to Article IV, Section 4.8) and Jeff Einhardt (Vice President and Chief Operating Officer pursuant to Article IV, Section 4.11). The compensation packages for each officer position shall be determined at a future meeting of the Board of Directors pursuant to Article IV, Section 4.12.

RESOLVED, pursuant to Article IV, Section 4.11, Jeff Einhardt shall be responsible for day-to-day operations of the Corporation, and shall report to the President/Chief Executive Officer and Treasurer/Vice President of Finance, who in turn shall report directly to the Board of Directors.

RESOLVED, pursuant to Article VI, Sections 6.1, 6.2 and 6.3, the Board of Directors authorizes D. Geno Brunton, as President and Chief Executive Officer, to open any and all checking and/or depository accounts, or securities accounts, and to enter into any other ancillary documents at any other financial institutions, and to have full check writing authority over any financial account; and, to the extent dual signators are required by a particular financial institution, the Board of Directors authorizes P. Desmond Brunton to serve in this capacity as Chairman of the Board.

RESOLVED, pursuant to Article III, Section 3.1, the Board of Directors appoints the following individuals to the "Petroleum Energy Sector Advisory Board" for the Corporation with an emphasis on oil field services, well drilling, refineries and other "upstream," "midstream" and "downstream" services:

  D. Geno Brunton
  Jeff Einhardt
  Coley Wood

  RESOLVED, pursuant to Article II, Section 3.1 of the Bylaws, the Board of Directors appoints the following individuals to the "Alternative Energy Sector Advisory Board" for the Corporation:

  Jon Dyer
  Amy Roy-Haeger
  D. Geno Brunton
  Mark Rynearson
  Jeremy Morgan
  Karl VanBecelaere

  RESOLVED, the Petroleum Energy Sector Advisory Board and the Alternative Energy Sector Advisory Board shall report on a monthly basis to the Board of Directors, including any and all recommendations, corporate opportunities or modifications to current operations.

  RESOLVED, the Merger, Acquisition and Financing Agreement via Stock Exchange dated January 11, 2013, and amended as of January 30, 2013, between the Corporation, Energy Worx, Inc. and its shareholders (the "EW Swap Agreement") is hereby ratified by the Board of Directors as being in the best interests of the Corporation.

  RESOLVED, in order to effectuate performance under the EW Swap Agreement, the Board of Directors directs D. Geno Brunton, as its President/Chief Executive Officer and Amy Roy-Haeger, as its Vice President and Chief Financial Officer, to coordinate efforts with the Corporation's corporate and securities counsel to, among other things: (a) amend its articles of incorporation to change the name of the Corporation from "PyroTec, Inc." to "Trinergy Global, Inc.", (b) retire issued and outstanding common and/or preferred stock in the Corporation named "PyroTec, Inc." and reissue such certificates in the same amount of common or preferred stock in the Corporation in the name of "Trinergy Global, Inc." (as addressed below), and (c) file any and all necessary disclosure documents with the United States Securities and Exchange Commission (the "SEC"), including termination of any and all licensing agreements with the Corporation and Resource Recycling Limited, Inc. ("RRLI") for lack of funding and change in business purpose (to be more defined by the Board of Directors during the due diligence period under the EW Swap Agreement).

  RESOLVED, the Secretary shall record the updated stock register as follows (until such time 500,000 shares of common stock are issued to the shareholders of Energy Worx, Inc. under the EW Swap Agreement):

World Venture Group, Inc.	127,850,000 (see below)
Accelerated Venture	1,500,000 (see below)
John Burns	1,170,000
P. Desmond Brunton	1,000,000 (see below)
Amy Roy-Haeger	940,000 (see below)
Thomas Sykes	810,000
Mark Rynearson	640,000
The JAD Trust	500,000 (see below)
Walter Hahne	300,000
Sri Bramadesam	100,000 (see below)
L. Cunningham	100,000 (see below)
M. Dekutoski	100,000 (see below)
J. Morgan	100,000 (see below)
Edward Tiencken	90,000
Glen Mueller	90,000

  RESOLVED, the Secretary shall issue 500,000 unencumbered shares of common stock in the Corporation to treasury for issuance to the shareholders of Energy Worx, Inc. under the EW Swap Agreement.

  RESOLVED, that the Board of Directors approves the Stock Subscriptions executed by (a) World Venture Group, Inc. for the issuance of 100,000,000 shares of common stock in consideration of additional services provided to the Corporation and additional capital expenditures for the benefit of the Corporation which increases its common stock total to 127,850,000 shares of common stock, (b) Amy Roy-Haeger for the issuance of an additional 400,000 shares of common stock which increases her common stock total to 940,000, and (c) P. Desmond Brunton for the issuance of 900,000 shares of common stock which increases his common stock total to 1,000,000. The Board of Directors further approves the issuance of 500,000 shares of common stock to the JAD Trust in consideration of the JAD Trust satisfying certain financial obligations of the Corporation, and the issuance of 100,000 shares of restricted common stock to Sri Bramadesam, Lee Cunningham, Matthew Dekutoski and Jeremy Morgan for serving on the Board of Directors.

  RESOLVED, the Petroleum Energy Sector Advisory Board shall coordinate efforts with management of Energy Worx, LLC in presenting a wholly subsidiary business plan to the Board of Directors by January 24, 2013, which incorporates amongst other things, the terms and conditions of the Financing Agreement with Energy Worx, Inc., as required under the EW Swap Agreement, and a subsidiary operations agreement with oversight by Jeff Einhardt, as Chief Operating Officer.

  RESOLVED, the Alternative Energy Sector Advisory Board shall coordinate efforts with a representative from RRLI and/or PyroTec, Inc. (once this corporation files its articles of incorporation as a closely-held corporation) in negotiating and executing an exclusive right of first refusal on any pyrolysis project pursued by the Corporation provided that such terms are commercially reasonable and in the best interests of the Corporation. The Board of Directors knowingly and voluntarily waives any actual or perceived conflict of interest in Paesano Akkashian, P.C. serving as legal counsel for the Corporation, RRLI and PyroTec, since the entities' respective interests are aligned.

  RESOLVED:

  /s/ P. Desmond Brunton
  P. DESMOND BRUNTON
  CHAIRMAN OF THE BOARD

  /s/ D. Geno Brunton
  D. GENO BRUNTON
  DIRECTOR

  /s/ Amy Roy-Haeger
  AMY ROY-HAEGER
  DIRECTOR

  /s/ Jeff Einhardt
  JEFF EINHARDT
  DIRECTOR

  /s/ Lee Cunningham
  LEE CUNNINGHAM
  DIRECTOR

  /s/ Srinath Bramadesam
  SRINATH BRAMADESAM
  DIRECTOR

  /s/ Matthew Dekutoski
  MATTHEW DEKUTOSKI
  DIRECTOR